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                             TENDER OFFER AGREEMENT

                                    BETWEEN
                              GAP CAPITAL, L.L.C.
                                      AND
                      MOBLEY ENVIRONMENTAL SERVICES, INC.





                                  June 4, 1999


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


                             TENDER OFFER AGREEMENT

                               TABLE OF CONTENTS

ARTICLE I
     THE TENDER OFFER

     1.1    THE TENDER OFFER . . . . . . . . . . . . . . . . . . . . . . .  -2-
     1.2    COMPANY ACTIONS. . . . . . . . . . . . . . . . . . . . . . . .  -4-
     1.3    BOARD OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . .  -6-

ARTICLE II
     [RESERVED]


ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     3.1    ORGANIZATION AND QUALIFICATION . . . . . . . . . . . . . . . .  -7-
     3.2    SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . .  -7-
     3.3    AUTHORIZED CAPITAL . . . . . . . . . . . . . . . . . . . . . .  -8-
     3.4    CORPORATE AUTHORIZATION. . . . . . . . . . . . . . . . . . . .  -8-
     3.5    APPROVALS:  NO VIOLATIONS. . . . . . . . . . . . . . . . . . .  -9-
     3.6    SEC FILINGS FINANCIAL STATEMENTS . . . . . . . . . . . . . . .  -9-
     3.7    ABSENCE OF UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . -10-
     3.8    COMPLIANCE WITH APPLICABLE LAW . . . . . . . . . . . . . . . . -11-
     3.9    TERMINATION, SEVERANCE, AND EMPLOYMENT AGREEMENTS. . . . . . . -11-
     3.10   EMPLOYEE BENEFITS. . . . . . . . . . . . . . . . . . . . . . . -12-
     3.11   TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . -12-
     3.12   LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . -13-
     3.13   ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . . -13-
     3.14   VOTING REQUIREMENTS. . . . . . . . . . . . . . . . . . . . . . -15-
     3.15   FINDERS AND INVESTMENT BANKERS, TRANSACTION EXPENSES . . . . . -15-
     3.16   INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . -15-
     3.17   TITLE TO PROPERTIES:  ENTIRE BUSINESS. . . . . . . . . . . . . -15-
     3.18   INTELLECTUAL PROPERTY RIGHTS . . . . . . . . . . . . . . . . . -16-
     3.19   [RESERVED] . . . . . . . . . . . . . . . . . . . . . . . . . . -16-
     3.20   YEAR 2000 COMPLIANCE . . . . . . . . . . . . . . . . . . . . . -16-
     3.21   CERTAIN MATERIAL CONTRACTS . . . . . . . . . . . . . . . . . . -16-

                                      -i-

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES
     OF THE PARENT AND THE PURCHASER

     4.1    ORGANIZATION AND QUALIFICATION . . . . . . . . . . . . . . . . -17-
     4.2    ENTITY AUTHORIZATION . . . . . . . . . . . . . . . . . . . . . -17-
     4.3    APPROVALS NO VIOLATIONS. . . . . . . . . . . . . . . . . . . . -18-
     4.4    NO PRIOR ACTIVITIES. . . . . . . . . . . . . . . . . . . . . . -18-
     4.5    INFORMATION SUPPLIED . . . . . . . . . . . . . . . . . . . . . -18-
     4.6    FINANCING. . . . . . . . . . . . . . . . . . . . . . . . . . . -18-

ARTICLE V
     COVENANTS

     5.1    CONDUCT OF BUSINESS OF THE COMPANY . . . . . . . . . . . . . . -19-
     5.2    [RESERVED] . . . . . . . . . . . . . . . . . . . . . . . . . . -21-
     5.3    [RESERVED] . . . . . . . . . . . . . . . . . . . . . . . . . . -21-
     5.4    ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . -22-
     5.5    NOTIFICATION OF CERTAIN MATTERS. . . . . . . . . . . . . . . . -22-
     5.6    ACCESS TO INFORMATION. . . . . . . . . . . . . . . . . . . . . -23-
     5.7    PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . . . . . . . . . -24-
     5.8    OFFICERS' AND DIRECTORS' INDEMNIFICATION . . . . . . . . . . . -24-
     5.9    EMPLOYEE OPTIONS . . . . . . . . . . . . . . . . . . . . . . . -24-
     5.10   OTHER ACTIONS BY THE COMPANY . . . . . . . . . . . . . . . . . -24-

ARTICLE VI
     [RESERVED]


ARTICLE VII
     TERMINATION; AMENDMENT; WAIVER

     7.1    TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . -25-
     7.2    EFFECT OF TERMINATION. . . . . . . . . . . . . . . . . . . . . -27-
     7.3    FEES AND EXPENSES. . . . . . . . . . . . . . . . . . . . . . . -27-
     7.4    AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . -28-
     7.5    WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-

                                     -ii-

ARTICLE VIII
     MISCELLANEOUS

     8.1    SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS. . . . -28-
     8.2    BROKERAGE FEES AND COMMISSIONS . . . . . . . . . . . . . . . . -29-
     8.3    ENTIRE ASSIGNMENT; ASSIGNMENT. . . . . . . . . . . . . . . . . -29-
     8.4    SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . -29-
     8.5    NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-
     8.6    GOVERNING  LAW . . . . . . . . . . . . . . . . . . . . . . . . -31-
     8.7    SPECIFIC PERFORMANCE . . . . . . . . . . . . . . . . . . . . . -31-
     8.8    OTHER POTENTIAL BIDDERS. . . . . . . . . . . . . . . . . . . . -31-
     8.9    DESCRIPTIVE HEADINGS, REFERENCES . . . . . . . . . . . . . . . -32-
     8.10   PARTIES IN INTEREST. . . . . . . . . . . . . . . . . . . . . . -32-
     8.11   BENEFICIARIES. . . . . . . . . . . . . . . . . . . . . . . . . -32-
     8.12   COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . -33-
     8.13   OBLIGATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . -33-
     8.14   CERTAIN DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . -33-

                             TENDER OFFER AGREEMENT

     TENDER OFFER AGREEMENT, (the "AGREEMENT") dated as of June 4, 1999, by and among GAP Capital, L.L.C., a Texas limited liability company (the "PURCHASER"), and Mobley Environmental Services, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

     A. The sole Manager of the Purchaser and the Board of Directors of the Company have unanimously determined that it is in the best interests of the securityholders of their respective companies for the Purchaser to acquire at least 2,577,295 shares of the Class A common stock, par value $.01 per share, of the Company (the "CLASS A COMMON STOCK").

     B. To induce the Purchaser to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company has issued to the Purchaser a Warrant, dated as of the date hereof (the "WARRANT"), pursuant to which the Company has granted to the Purchaser an option to acquire shares of the Class A Common Stock and shares of the Class B Common Stock (as herein defined) upon the occurrence of certain events and in accordance with certain terms and conditions set forth in the Warrant.

     C. To further induce the Purchaser to enter into this Agreement, certain holders of the Class B Common Stock of the Company have entered into Lockup and Voting Agreements (as hereinafter defined), with the Purchaser pursuant to which such stockholders have agreed to vote their Class A/B Shares (as hereinafter defined) in favor of a 50,000 to 1 reverse stock split of the Class A Common Stock and the Class B Common Stock (the "REVERSE SPLIT") in the event such a Reverse Split is to be voted on or otherwise approved at a meeting of holders of Class A Common Stock or Class B Common Stock (or by written consent in lieu thereof).

     D. The Board of Directors of the Company has approved this Agreement and the acquisition of shares of the Company pursuant to the Warrant in accordance with the Delaware General Corporation Law (the "DGCL"). The Board of Directors of the Company has reviewed the Lock-Up and Voting Agreement and has approved the Company's abiding by Section 4 thereof.

     THEREFORE, in consideration of the foregoing, the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which all parties hereby acknowledge, the parties agree as follows:

                                   ARTICLE I
                                THE TENDER OFFER


     1.1    THE TENDER OFFER.

            (a) Provided that this Agreement has not been terminated in accordance with ARTICLE VII and none of the events referred to in ANNEX A (other than the events referred to in clauses (i) through (ii) of the second paragraph of ANNEX A and clause (j) of ANNEX A) has occurred or is existing, within five business days of the date of this Agreement, the Purchaser will commence a tender offer (the "OFFER"), subject to the Minimum Condition described below, to purchase a total of at least 2,662,975 shares of Class A Common Stock (which will represent not less than 51% of the outstanding shares of Class A Common Stock on a fully diluted basis, taking into account the convertibility of the Class B common stock, par value $.01 per share of the Company (the "CLASS B COMMON STOCK") that is not subject to the Lock-Up and Voting Agreement described in SECTION 1.2(b)) at a price of $.20 per share of Class A Common Stock (each share of Class A Common Stock being a "CLASS A SHARE"; each share of Class B Common Stock being a "CLASS B SHARE"; and the Class A Shares and Class B Shares being collectively referred to as the "CLASS A/B SHARES") (as such amount may be increased in accordance with the terms of this Agreement, the "PER SHARE AMOUNT") net to the seller in cash. The Purchaser agrees to accept for payment a total of at least 2,662,975 Class A Shares validly tendered pursuant to the Offer as soon as legally permissible, and to pay for all such Class A Shares as promptly as practicable, upon the terms and subject to the conditions of the Offer, as it may be revised as permitted by this Agreement. The obligation of Purchaser to commence the Offer will be subject only to the conditions set forth in ANNEX A, and the obligation of Purchaser to accept for payment, purchase, and pay for the Class A Shares tendered pursuant to the Offer will be subject to such conditions and to the further condition that each of (i) 2,662,975
Class A Shares have been validly tendered and not withdrawn prior to the expiration date of the Offer, (ii) the Class A Common Stock shall be held of record by fewer than 300 persons and (iii) the Company shall have filed with the Securities and Exchange Commission (the "SEC") and not withdrawn a Form 15 deregistering the Company's Class A Common Stock (the "FORM 15") (collectively, the "MINIMUM CONDITION"). If the Minimum Condition is not satisfied on any Expiration Date of the Offer, the Purchaser may, in Purchaser's discretion, extend the Offer for a period or periods not to exceed, in the aggregate ten business days. The Purchaser specifically reserves the right to increase the price per share payable in the Offer, to extend the expiration date of the Offer (unless, after August 1, 1999, all conditions to the Offer listed on ANNEX A are fulfilled), and to make any other changes in the terms and conditions of the Offer (provided that, unless previously approved by the Company in writing, no change may be made that decreases the price per Class A Share payable in the Offer, that changes the form of consideration to be paid in the Offer, that reduces the minimum number of Class A Shares to be purchased in the Offer, that imposes conditions to the Offer in addition to those set forth in ANNEX A, or that broadens the scope of such conditions). Notwithstanding the foregoing, Purchaser (i) shall extend the Offer for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Offer, and (ii) may, without the consent of the Company, extend the Offer for an aggregate period of not more than ten business days beyond the latest applicable date that would otherwise be permitted under clause (i) of this sentence if, as of such date, all of the offer conditions are satisfied or waived by Purchaser, but the number of Shares validly tendered and not withdrawn pursuant to the Offer is less than 90% of the then outstanding Class A Shares on a fully diluted basis. The parties agree that the conditions set forth in ANNEX A are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by the Purchaser) or may be waived by the Purchaser, in whole or in part, at any time and from time to time, in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to other facts or circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any good faith determination by the Purchaser that is not demonstrated to be unreasonable with respect to any of the foregoing conditions (including, without limitation, the satisfaction of such conditions) will be final and binding on all parties. The Per Share Amount will be paid net to the seller in cash, less any required withholding taxes, on the terms and subject to the conditions of the Offer. The Company agrees that no Class A/B Shares held by the Company or any of its subsidiaries will be tendered in the Offer. The Company hereby consents to the Offer and represents that (a) its Board of Directors, at a meeting duly called and held (i) determined at such time that the Offer is fair to the Company and its stockholders and in the best interests of the holders of the Class A Shares; (ii) resolved at such time to recommend acceptance of the Offer and approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of the Company prior to such purchase; and (iii) irrevocably approved of the Offer, this Agreement, and the transactions contemplated by this Agreement in accordance with the DGCL and any other state or federal statute, regulation, or rule that the Purchaser has identified, or that is known after reasonable inquiry, to the Company requiring prior approval by the Board of Directors of the Company of this Agreement, the Offer, or the other transactions contemplated by this Agreement and (b) Harris, Webb & Garrison, the Company's financial advisor (the "ADVISOR"), has delivered to the Board of Directors of the Company its opinion that, subject to the limitations and qualifications set forth in such opinion, the Per Share Amount is fair from a financial point of view to the holders of the Class A Shares.

            (b) As promptly as practicable on the date of the commencement of the Offer, the Purchaser will file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), which will
(i) reflect the execution and delivery of this Agreement; (ii) set forth the Offer as provided for in this Agreement; and (iii) contain or incorporate by reference a form of letter of transmittal and summary advertisement.

            (c) The Purchaser will promptly disseminate the offer to purchase referred to in SECTION 1.1(b) (as amended pursuant to this Agreement, the "OFFER TO PURCHASE" and, collectively with all other schedules and exhibits required to be filed with the SEC, the "OFFER DOCUMENTS") to the holders of the Class A/B Shares, reflecting the terms set forth in this Agreement. The Offer Documents will contain the recommendation of the Board of Directors of the Company that the holders of the Class A Shares accept the Offer as described in SECTION 1.1(a) and may make reference to the opinion of the Advisor referred to in SECTION 1.1(a) and include or incorporate such opinion. The Purchaser and the Company, with respect to written information supplied by the Company specifically for use in the Offer Documents or based upon information pertaining to the Company in the Company Reports (as defined in SECTION 3.6), agree promptly to correct any information in the Offer Documents that becomes false or misleading in any material respect. Subject to SECTION 1.2(b), the Purchaser further agrees to take all steps to cause the Offer Documents to be disseminated to the holders of Class A/B Shares, as and to the extent required by applicable law. The Company and its counsel will be given an opportunity to review and comment on the Offer Documents prior to their being filed with the SEC. The Purchaser will promptly provide to the Company any written comments they receive from the SEC with respect to the Offer Documents.

     1.2    COMPANY ACTIONS.

            (a) The Company hereby agrees to file with the SEC as soon as practicable on the date of commencement of the Offer, and promptly mail to its stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all schedules, amendments, and supplements, the "SCHEDULE 14D-9") containing the recommendations of the Board of Directors of the Company referred to in SECTION 1.2 (subject to the right of the Board of Directors of the Company to withdraw such recommendations if it is obligated to do so by its fiduciary obligations under applicable law) and the opinion of the Advisor referred to in SECTION 1.1(a). The Purchaser and its counsel will be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC. The Company will promptly provide to the Purchaser any written comments it receives from the SEC with respect to the
Schedule 14D-9. The Company hereby further agrees to file with the SEC as soon as practicable on the date of commencement of the Offer the Form 15.

            (b) The Company has been advised that the persons named on ANNEX B-1 have entered into Lockup and Voting Agreements in the form of ANNEX B-2 (the "LOCKUP AND VOTING AGREEMENTS"). The Schedule 14D-9, at the time it is first published, disseminated, or mailed to the stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Company agrees promptly to take all steps necessary to cause the Schedule 14D-9 to be corrected to the extent requested by the Purchaser to reflect any change in information concerning the Purchaser, or the Offer, and, as corrected, to be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable law.

            (c) In connection with the Offer, the Company will promptly furnish the Purchaser with mailing labels, security position listings, and any available listing or computer files containing the names and addresses of the record holders of Class A/B Shares as of the most recent practicable date and will furnish the Purchaser with such information and assistance (including updated lists of security position listings and listing or computer files) as the Purchaser or its agents may reasonably request in order to communicate the Offer to the record and beneficial holders of Class A/B Shares. Subject to applicable law and except for such steps as are necessary to disseminate the Offer Documents, the Purchaser and its affiliates will hold in confidence the information contained in any such labels, listings, and files, will use such information only in connection with the Offer and the transactions contemplated by this Agreement, and, if this Agreement is terminated, will deliver to the Company all copies of such information in its possession.

     1.3 BOARD OF DIRECTORS. Effective upon the payment by the Purchaser for Class A Shares pursuant to the Offer, the Purchaser will be entitled to designate the following number of directors of the Company: (a) in the event the Purchaser has purchased any Class A Shares pursuant to the Offer, but less than 51% of the outstanding Class A/B Shares on a fully diluted basis, taking into account the convertibility of the Class B Shares that are not subject to the Lock-Up and Voting Agreement, the Purchaser shall be entitled to designate one director less than the number of directors on the Board of Directors immediately prior to such designation (e.g. if there are two directors serving immediately prior to such designation, the Purchaser shall be entitled to designate a third director), and (b) in the event the Purchaser has purchased Class A/B Shares pursuant to the Offer in excess of the amount described in SECTION 1.3(a) above, the Purchaser shall be entitled to designate the least number of directors necessary to constitute, once designated, a majority of the Board of Directors. The Company will at such time cause the designees of the Purchaser to be elected to or appointed by the Board of Directors, including, without limitation, increasing the number of directors, amending its bylaw using its reasonable best efforts to obtain resignations of incumbent directors, and, to the extent necessary, filing with the SEC and mailing to its stockholders the information required by
Section 14(f) of the Exchange Act and the rules promulgated thereunder, as promptly as possible. The Purchaser will supply any information with respect to themselves and their respective nominees, officers, directors, and affiliates required by Section 14(f) of the Exchange Act and such rules to the Company. Upon written request by the Purchaser, the Company will use its reasonable best efforts to cause the designees of the Purchaser to constitute the same percentage of representation as is on the Board of Directors after giving effect to this SECTION 1.3 on (i) each committee of the Board of Directors; (ii) the board of directors of each subsidiary of the Company; and
(iii) each committee of such subsidiaries' boards of directors.

                                   ARTICLE II
                                   [RESERVED]

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Purchaser that:

     3.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted, except for failures to have such power and authority as could not reasonably be expected to result in a Company Material Adverse Effect (as defined below). The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Copies of the Certificate of Incorporation and Bylaws of the Company, including all amendments, have been delivered to the Purchaser and such copies are accurate and complete. The Certificate of Incorporation and Bylaws of the Company are in full force and effect and, except as disclosed on SCHEDULE 3.1, the Company is not in default of the performance, observation, or fulfillment of any provision of its Certificate of Incorporation or Bylaws. For the purposes of this Agreement, "COMPANY MATERIAL ADVERSE EFFECT" means any change or effect that, individually or when taken together with all such other changes or effects, could reasonably be expected to be materially adverse to the condition (financial or other), business, operations, properties assets, liabilities, prospects, or results of operations of the Company and its subsidiaries, taken as a whole.

     3.2 SUBSIDIARIES. The Company is, directly or indirectly, the record and beneficial owner of all the outstanding shares of capital stock of each of its subsidiaries (other than directors' qualifying shares), there are no proxies or voting agreements with respect to any such shares, and no equity security of any of its subsidiaries is or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any subsidiary, and there are no contracts, commitments, understandings, or arrangements by which any subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. All such shares directly or indirectly owned by the Company are owned by the Company or a wholly owned subsidiary, free and clear of any claim, lien, encumbrance, or agreement. Each subsidiary of the Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority and any necessary governmental authority to own, operate, or lease its properties and assets and to carry on its business as it is now being conducted, except for failures as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except for failures to be so qualified, licensed, or in good standing as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Copies of the charter documents, bylaws, or equivalent organizational documents of each subsidiary of the Company have been delivered to the Purchaser and are accurate and complete. Neither the Company nor any subsidiary of the Company
(a) beneficially owns any equity interests in any entities that are not subsidiaries of the Company or (b) is party to any joint venture, partnership, or similar arrangement.

     3.3 AUTHORIZED CAPITAL. The authorized capital stock of the Company consists solely of (i) 15,000,000 shares of Class A Common Stock, par value $.01 per share, of which 4,259,650 shares were outstanding as of the date of this Agreement; (ii) 10,000,000 shares of Class B Common Stock, par value $.01 per share, of which 4,575,643 shares were outstanding as of the date of this Agreement and (iii) 2,000,000 shares of preferred stock, par value $.01 per share, of which no shares are outstanding as of the date of this Agreement. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid, nonassessable, and free of preemptive rights. SCHEDULE 3.3 lists each outstanding stock option of the Company (the "EMPLOYEE OPTIONS"), the number of shares (designated by class) covered by such Employee Options, the exercise prices, the exercise dates, and the plan or agreement pursuant to which such Employee Options were issued. Except as set forth above or on SCHEDULE 3.3, there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries. There are no voting trusts or other understandings to which the Company or any of its subsidiaries is a party with respect to the voting capital stock of the Company or any of its subsidiaries.

     3.4 CORPORATE AUTHORIZATION. The Company has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by the Company of this Agreement and of the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     3.5 APPROVALS: NO VIOLATIONS. Except for applicable requirements of the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any foreign or domestic public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement. Except as set forth on SCHEDULE 3.5, the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement and the compliance by the Company with any of the provisions of this Agreement will not (a) conflict with or result in any breach of any provision of the charters of bylaws or equivalent organizational documents of the Company or any of its subsidiaries; (b) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, contract agreement, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets; except such violations, conflicts, breaches, defaults, terminations, or accelerations referred to in this SECTION 3.5 as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or adversely affect the ability of any party to perform its obligations under this Agreement.

     3.6 SEC FILINGS FINANCIAL STATEMENTS. The Company has timely filed with the SEC all forms, reports, statements, and documents required to be filed by it pursuant to the Securities Act of 1933 as amended and the rules and regulations prompted thereunder (the "SECURITIES ACT"), and the Exchange Act, and the rules and regulations promulgated thereunder, together with all amendments thereto (collectively, and including, when filed, the Schedule 14D-9, the "COMPANY REPORTS") and has otherwise complied in all material respects with the requirements of the Securities Act and the Exchange Act. The Company has delivered to the Purchaser accurate and complete copies of all Company Reports and will promptly deliver to the Purchaser any Company Report filed by the Company after the date of this Agreement. As of their respective dates, the Company Reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading. Each of the historical consolidated balance sheets included in or incorporated by reference into the Company Reports as of its date and each of the historical consolidated statements of income and earnings, stockholders' equity, and cash flows included in or incorporated by reference into the Company Reports including any related notes and schedules) fairly presents or will fairly present the consolidated financial condition, results of operations, stockholders' equity, and cash flows, as the case may be, of the Company and its subsidiaries for the periods set forth (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved. The Company maintains a system of internal accounting controls sufficient to provide that transactions are executed in accordance with management's general or specific authorization, transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, access to assets is permitted only in accordance with management's general or specific authorization, and the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the consolidated balance sheet of the Company as of March 31, 1999, and except as set forth in the Company Reports, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, or otherwise, that would be required to be included on a consolidated balance sheet of the Company and its subsidiaries as of March 31, 1999 (or disclosed in the notes thereto) prepared in accordance with generally accepted accounting principles, and that could, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Since March 31, 1999, the Company and its subsidiaries have conducted their respective businesses in a manner consistent with past practices, and neither the Company nor any of its subsidiaries has become subject to any liabilities or obligations that would be required to be included on a consolidated balance sheet of the Company and its subsidiaries (or disclosed in notes) prepared in accordance with generally accepted accounting principles and that could, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, other than liabilities or obligations incurred in the ordinary course of business consistent with past practices or incurred in connection with the Offer or this Agreement and disclosed in the Company Reports or consisting of legal, printing, accounting, and other customary fees (but not including those of the Advisor) not exceeding $50,000 in the aggregate and incurred in connection with the Offer or this Agreement.

     3.8 COMPLIANCE WITH APPLICABLE LAW. The Company and each of its subsidiaries currently hold and are in compliance with the terms of all licenses, permits, and authorizations necessary for the lawful conduct of their respective businesses, and have complied with, and, neither the Company nor any of its subsidiaries is in violation of, or in default under, the applicable statutes, ordinances, rules, regulations, orders, or decrees of any federal, state, local, or foreign governmental bodies, agencies, or authorities having, asserting, or claiming jurisdiction over it or over any part of its operations or assets, except for violations that would not, individually or in the aggregate, result in a Company Material Adverse Effect. The businesses of the Company and its subsidiaries are not being and have not been conducted in violation of any law, ordinance, or regulation of any governmental authorities and regulatory agencies except for violations as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. No investigation or review by any governmental authorities and regulatory agencies with respect to the Company or any of its subsidiaries is pending or, to the best knowledge of the Company, threatened, nor, to the best knowledge of the Company, have any governmental authorities and regulatory agencies indicated an intention to conduct such an investigation or review, and no fine has been levied against, or order entered with respect to, the Company or any subsidiary by any regulatory authority.

     3.9    TERMINATION, SEVERANCE, AND EMPLOYMENT AGREEMENTS.  Set forth on
SCHEDULE 3.9 is a complete and accurate list of each (a) employment, severance, or collective bargaining agreement not terminable without liability or obligation on 60 days' or less notice; (b) agreement with any director, executive officer, or other key employee, agent, or contractor of the Company or any subsidiary of the Company (i) the benefits of which are contingent, or the terms of which are materially altered, on the occurrence of a transaction involving the Company or any subsidiary of the Company of the nature of any of the transactions contemplated by this Agreement or relating to an actual or potential change in control of the Company or any of its subsidiaries or (ii) providing any term of employment or other compensation guarantee or extending severance benefits or other benefits after termination not comparable to benefits available to employees, agents, or contractors generally; (c) agreement, plan, or arrangement under which any person may receive payments that may be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "CODE") or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (d) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as disclosed on SCHEDULE 3.9, since December 31, 1995, neither the Company nor any of its subsidiaries has entered into or amended any employment or severance agreement with any director, officer, or key employee, agent, or contractor, or, granted any severance or termination pay to any officer, director, or key employee, agent, or contractor of the Company or any of its subsidiaries.

     3.10 EMPLOYEE BENEFITS. The Company does not have any "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (the "PENSION PLANS"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA), or any other plans, arrangements, or policies relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits, and other employee benefits, in each case maintained, or contributed to, or required to be maintained or contributed to, by the Company, or any of its subsidiaries or any other person that, together with the Company, is or has been treated as a single employer under Section 414(b), (c), (m), or (o) of the Code (each a "COMMONLY CONTROLLED ENTITY") for the benefit of any current or former employees, officers, agents, or directors (or any beneficiaries of such persons) of the Company or any of its subsidiaries (collectively, "BENEFIT PLANS"). No Commonly Controlled Entity has ever contributed or been required to contribute to any "multiemployer plan" (within the meaning of ERISA). The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment on or before the purchase of Class A Shares pursuant to the Offer (the "EFFECTIVE TIME") of any "excess parachute payments" within the meaning of Section 280G of the Code. Each individual who is paid for services in any form by the Company or any Commonly Controlled Entity and who is treated by the Company or a Commonly Controlled Entity as an independent contractor for federal income tax purposes (including, without limitation, Code provisions applicable or relating to employee benefit plans), state unemployment tax purposes, or any other purpose, is an independent contract for such purpose. Except where it could not reasonably be expected to result in a Company Material Adverse Effect: (a) neither in the Company nor any Commonly Controlled Entity has incurred any liability, and no event has occurred that would result in any liability, to a Pension Plan or to the Pension Benefit Guaranty Corporation that has not been fully paid; and (b) neither the Company nor any Commonly Controlled Entity has incurred any direct or indirect liability under, arising out of, or by operation of Title IV of ERISA, in connection with the termination of, or withdrawal from, any Pension Plan or other requirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability.

     3.11 TAXES. The Company and its subsidiaries have timely filed all federal income tax returns and reports and other material returns and reports relating to federal, state, local, and foreign taxes required to be filed. Such reports and returns are true, correct and complete, except for such failures to be true, correct and complete as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company and its subsidiaries have paid or made adequate provision for all taxes owed except taxes that if not so paid or provided for could not reasonably be expected to result in a Company Material Adverse Effect, and, except as disclosed in SCHEDULE 3.11, no unpaid deficiencies in taxes or other government charges for any period have been proposed or assessed by any government taxing authority and, to the knowledge of the Company, no government tax authority is threatening to propose or assess against the Company or any of its subsidiaries any such deficiency or charge that could, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company and its subsidiaries have withheld or collected and paid over to the appropriate governmental authorities or are properly holding for such payment all failures to have so taxes required by law to be withheld or collected, except for such withheld or collected and paid over, or to be so holding for payment as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. There are no material liens for taxes upon the assets of the Company or its subsidiaries, other than liens for current taxes not yet due and payable and liens for taxes that are being contested in good faith by appropriate proceedings diligently prosecuted. Neither the Company nor any of its subsidiaries has agreed to or is required to make any adjustment under Section 481(a) of the Code. Neither the Company nor any of its subsidiaries has made any election under Section 341(f) of the Code.

     3.12 LITIGATION. Except as disclosed in SCHEDULE 3.12, there is no suit, claim, action, proceeding, or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any court, regulatory agency, or tribunal as to which an adverse determination could reasonably be considered probable that, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction, or decree that, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated by this Agreement.

     3.13   ENVIRONMENTAL MATTERS.  Except for matters disclosed in SCHEDULE
3.13 and except for matters that could not reasonably be expected to result, individually or in the aggregate with all other such matters, in liability to the Company or any of its subsidiaries in excess of $50,000, (i) the properties, operations and activities of the Company and its subsidiaries are in compliance with all applicable Environmental Laws; (ii) the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries are not subject to any existing, pending or, to the knowledge of the Company, threatened action, suit, claim investigation, inquiry or proceeding by or before any governmental authority under any Environmental Laws; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by the Company or any of its subsidiaries under any Environmental Laws in connection with any aspect of the business of the Company or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous or otherwise regulated substance, have been duly obtained or filed and will remain valid and in effect after the purchase of Class A Shares pursuant to the Offer, and the Company and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) the Company and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any Environmental Laws, and the Company and its subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements; (v) to the Company's knowledge, there are no physical or environmental conditions existing on any property of the Company or its subsidiaries or resulting from the Company's or such subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on the Company or any of its subsidiaries under any Environmental Laws or that would impact the sole groundwater or surface water or human health (to the extent of exposure to hazardous substances); (vi) to the Company's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous or otherwise regulated substances generated by the Company and its subsidiaries have been transported only by carriers authorized under Environmental Laws to transport such substances and waste, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes; (vii) there has been no exposure of any person or property to hazardous substances or any pollutant or contaminant, nor has there been any release of hazardous substances, or any pollutant or contaminant, into the environment by the Company or its subsidiaries or in connection with their properties or operations that could reasonably be expected to give rise to any claim against the Company or any of its subsidiaries for damages or compensation; and (viii) subject to restrictions necessary to preserve any attorney client privilege, the Company and its subsidiaries have made available to the Purchaser all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Company or its subsidiaries relating to any of the current or former properties or operations of the Company and its subsidiaries.

     For purposes of this Agreement, the term "ENVIRONMENTAL LAWS" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Entity pertaining to health (to the extent of exposure to hazardous substances) or the environment currently in effect in any and all jurisdiction in which the Company and its subsidiaries own property or conduct business, including without limitation, the Clean Air Act as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws implementing the foregoing federal laws, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA and RCRA and shall include petroleum and petroleum products, radon and PCB's, and the term "disposal" has the meaning specified in RCRA; PROVIDED, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release" or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

     3.14 VOTING REQUIREMENTS. The Board of Directors of the Company has approved the Offer, this Agreement and the agreements contemplated hereby. The Company is not subject to the restrictions of Section 203 of the DGCL pursuant to Section 203(b)(4) of the DGCL. No vote of the holders of any class or series of the Company's capital stock is necessary to approve this Agreement and the transactions contemplated hereby under any applicable law, rule or regulations or pursuant to the requirements of the Company's certificate of incorporation or bylaws.

     3.15 FINDERS AND INVESTMENT BANKERS, TRANSACTION EXPENSES. Neither the Company nor any of its officers or directors has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for the Advisor, or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to the Advisor (as reflected in agreements between such firms and the Company, copies of which have been delivered to the Purchaser).

     3.16 INSURANCE. The Company and each of its subsidiaries are currently insured, and during each of the past five calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business and similarly situated would, in accordance with good business practice, customarily be insured.

     3.17 TITLE TO PROPERTIES: ENTIRE BUSINESS. The Company and its subsidiaries have good title or a valid and subsisting leasehold interest in and to or a valid and enforceable license to use all material assets, properties and rights owned, used or held of use by them in the conduct of their respective businesses, in each case, free and clear of any Liens other than Permitted Liens. The Company and its subsidiaries own or have sufficient right to use all assets and properties necessary to conduct their businesses in the manner in which they are currently conducted. As used here "PERMITTED LIENS" mean: (i) a lien of a landlord, carrier, warehouseman, mechanic, materialmen, or any other statutory lien arising in the ordinary course of business; (ii) a lien for taxes not yet due or being contested in good faith; (iii) with respect to the right of the Company or its subsidiaries to use any property leased to the Company or its subsidiaries, arises by the terms of the applicable lease; (iv) a purchase money security interest arising in the ordinary course of business; or (v) does not materially detract from the value of the encumbered property or asset or materially detract from or interfere with the use of the encumbered Property or assets in the ordinary course of business.

     3.18 INTELLECTUAL PROPERTY RIGHTS. There are no registered patents, trademarks, service marks, trade names or copyrights, or applications for or licenses (to or from the Company or any of its subsidiaries) with respect to any of the foregoing that are material to the Company and its subsidiaries taken as a whole, that (a) are owned by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries has any rights, or (b) are used, whether directly or indirectly, by the Company or any of its subsidiaries, other than as set forth on SCHEDULE 3.18. Except as set forth in
SCHEDULE 3.18, the Company and its subsidiaries have the right to use the trademarks and trade names set forth on such SCHEDULE 3.18 and any other computer software and software licenses, intellectual property, proprietary information, trade secrets, trademarks, trade names, copyrights, material and manufacturing specifications, drawings and designs used by the Company of any of its subsidiaries and material to the operation of the business of the Company or any of its subsidiaries (collectively, "INTELLECTUAL PROPERTY"), without infringing on or otherwise acting adversely to the rights or claimed rights of any person, except to the extent such infringement or actions adverse to another's rights or claimed rights could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on such SCHEDULE 3.18, neither the Company nor any of its subsidiaries is obligated to pay any royalty on other consideration material to the Company and its subsidiaries taken as a whole to any person in connection with the use of any Intellectual Property. Except as set forth in such SCHEDULE 3.18 and as could not reasonably be expected to have a Company Material Adverse Effect, to the Company's knowledge, no other person is infringing on the rights of the Company and its subsidiaries in any of their Intellectual Property.

     3.19   [RESERVED].

     3.20 YEAR 2000 COMPLIANCE. The disclosures in the Company's Annual Report on Form 10-K for the year ending December 31, 1998 regarding, the "status of Year 2000 Compliance" are true, complete and correct in all material respects as if made on the date of this Agreement.

     3.21 CERTAIN MATERIAL CONTRACTS. SCHEDULE 3.21 discloses all agreements and arrangements (whether written or oral and including all amendments thereto) to which the Company of any of its subsidiaries is a party or a beneficiary or by which the Company or any of its subsidiaries is bound that are material, directly or indirectly, to the business of the Company and any of its subsidiaries, taken as a whole (collectively, the "MATERIAL CONTRACTS"). The Company and its subsidiaries have performed all of its obligations under each Material Contract, and there exist no breach or default, or event that with notice or lapse of time would constitute a breach or default under any Material Contract except as could not reasonably be expected to have a Company Material Adverse Effect.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

     The Purchaser represents and warrants to the Company as follows:

     4.1 ORGANIZATION AND QUALIFICATION. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite entity power and authority and any necessary governmental authority to carry on its business as now conducted. The Purchaser is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except for failures to be so duly qualified or licensed and in good standing as could not, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect. For the purposes of this Agreement, "PURCHASER MATERIAL ADVERSE EFFECT" means any change or effect that individually or when taken together with all such other changes or effect, could reasonably be expected to be materially adverse to the condition (financial or other), business, operations, properties, assets, liabilities, prospects, or results of operations of the Purchaser and its subsidiaries, taken as a whole.

     4.2 ENTITY AUTHORIZATION. The Purchaser has the full entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated by this Agreement have been duly and validly authorized by the equity holders of the Purchaser and the sole Manager of the Purchaser and no other entity proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

     4.3 APPROVALS NO VIOLATIONS. Except for applicable requirements of the Exchange Act, no filing with, and no permit, authorization, consent, or approval of any foreign or domestic public body or authority is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated by this Agreement nor compliance by them with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents or bylaws or regulations, as applicable, of the Purchaser; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (otherwise to any right of termination, cancellation, or acceleration under), any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement, or other instrument or obligation to which the Purchaser is a party or by which it or any of its properties or assets may be bound; or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Purchaser or any of its properties or assets; except such violations, conflicts, breaches, defaults, terminations, or accelerations referred to in this SECTION 4.3 as could not, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.

     4.4 NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or organization, the Offer, or the negotiation and consummation of this Agreement and the transactions contemplated by this Agreement, the Purchaser has not incurred any obligations or liabilities, nor has it engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     4.5 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Purchaser for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, or the information statement under Section 14(f) of the Exchange Act will, in the case of the Offer Documents and the
Schedule 14D-9, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, sent, or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder (to the extent the Company or the Purchaser is so subject at such time) except that no representation or warranty is made by the Purchaser with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company for inclusion or incorporation by reference in the Offer Documents.

     4.6 FINANCING. The Purchaser will have available to it at the time required the funds necessary to consummate the Offer or other obligation of the Purchaser, which funds shall not be proceeds from a loan or other obligation of the Purchaser.

                                   ARTICLE V
                                   COVENANTS

     5.1    CONDUCT OF BUSINESS OF THE COMPANY.

            (a) Except as expressly contemplated by this Agreement and except in cases where, at or after such time as the designees of the Purchaser constitute a majority of the members of the Board of Directors of the Company and the failure to comply with the covenants set forth in this
SECTION 5.1 results from actions, or omissions to act, taken or authorized by such designees, during the period from the date of this Agreement to the Effective Time:

                    (i) Each of the Company and its subsidiaries will conduct its business solely in the ordinary course consistent with past practices.

                    (ii) Neither the Company nor any of its subsidiaries will intentionally take or willfully omit to take any actions that results in or could reasonably be expected to result in, a Company Material Adverse Effect.

                    (iii) The Company will use its reasonable best efforts to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and key employees and consultants, and to maintain satisfactory relationships with customers, agents, reinsurers, suppliers, and other persons having business relationships with the Company or its subsidiaries.

            (a) Without limiting the provisions of SECTION 5.1(A) or as otherwise expressly provided in this Agreement, neither the Company nor any of its subsidiaries will:

                    (i) issue, sell, or dispose of additional shares of capital stock of any class (including the Class A/B Shares) of the Company or any of its subsidiaries, or securities convertible into or exchangeable for any such shares or securities, or any rights, warrants or options to acquire any such shares or securities, other than Class A/B Shares issued upon exercise of options disclosed in SCHEDULE 3.3., in each case in accordance with the terms disclosed on SCHEDULE 3.3;

                    (ii) redeem, purchase, or otherwise acquire, or propose to redeem purchase, or otherwise acquire, any of its outstanding capital stock, or other securities of the Company or any of its subsidiaries;

                    (iii) split, combine, subdivide, or reclassify any of its capital stock or declare, set aside, make, or pay any dividend or distribution on any shares of its capital stock except for dividends or distributions to the Company and its subsidiaries from their respective subsidiaries;

                    (iv) sell, pledge, dispose of, or encumber any of its assets, except for sales, pledges, dispositions, or encumbrances in the ordinary course of business consistent with past practices or between the Company and its subsidiaries;

                    (v) incur or modify any indebtedness or issue or sell any debt securities, or assume, guarantee, endorse, or otherwise as an accommodation become absolutely or contingently responsible for obligations of any other person, or make any loans or advances, other than in the ordinary course of business consistent with past practices;

                    (vi) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements trusts, plans, funds, or other arrangements for the benefit or welfare of any director, officer, or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer, or employee or pay any benefit not required by any existing plan or arrangement (including, without notation, the granting or vesting of stock options or stock appreciation rights) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds, or other such arrangements or enter into any contract, agreement, commitment, or arrangement to do any of the foregoing; or make or agree to make any payments to any directors, officers, agents, contractors, or employees relating to a change or potential change in control of the Company;

                    (vii) acquire by merger, consolidation, or acquisition of stock or assets any corporation, partnership, or other business organization or division or make any investment either by purchase of stock or securities, contributions to capital (other than to wholly-owned subsidiaries), property transfer, or purchase of any material amount of property or assets, in any other person;

                    (viii) except as required by this Agreement, adopt any amendments to their respective charters or bylaws or equivalent organizational documents;

                    (ix) take any action other than in the ordinary course of business and consistent with past practices, to pay, discharge, settle, or satisfy any claim, liability, or obligation (absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise);

                    (x) change any method of accounting or accounting practice used by the Company or any of its subsidiaries, except for any change required by reason of a concurrent change in generally accepted accounting principles;

                    (xi) revalue in any respect any of its assets, including, without limitation, writing down the value of its portfolio or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices;

                    (xii) authorize any new capital expenditure or expenditures that individually, is in excess of $10,000 or, in the aggregate, are in excess of $50,000;

                    (xiii) make any tax election, settle or compromise any federal, state, or local tax liability or consent to the extension of time for the assessment or collection of any federal, state, or local tax;

                    (xiv) settle or compromise any pending or threatened suit, action, or claim material to the Company and its subsidiaries taken as a whole or relevant to the transactions contemplated by this Agreement;

                    (xv) enter into any agreement, arrangement, or understanding to do any of the foregoing actions in this SECTION 5.1, including any agreement, arrangement, or understanding resulting in or providing for a sale of any assets of the Company (other than a sale of assets in the ordinary course of business and consistent with past practices) or a merger or other liquidation, sale, or disposition of the Company; or

                    (xvi) voluntarily take any action or willfully omit to take any action that could make any representation or warranty in ARTICLE III untrue or incorrect in any material respect at any time, including as of the date of this Agreement and as of the time of consummation of the Offer, as if made as of such time.

     5.2    [RESERVED].

     5.3    [RESERVED].

     5.4 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement and to the fiduciary obligations of the Board of Directors of the Company under applicable law, each of the parties agrees to use their respective reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including consummation of the Offer and to cooperate with each other in connection with the foregoing, including, without limitation, using their respective reasonable best efforts (a) to obtain all necessary waivers, consents, and approvals from other parties to loan agreements, leases, and other contracts, (b) to obtain all necessary consents, approvals, and authorizations as are required to be obtained under any federal state, or foreign law or regulations, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, (d) to prepare and effect all necessary registrations and filings, and (e) to fulfill all conditions to and covenants contained in this Agreement. If, after the Effective Time, any action is necessary to effect the purposes of this Agreement, the proper officers and directors of each party will take all such necessary action.

     5.5 NOTIFICATION OF CERTAIN MATTERS. The Company will give prompt notice to the Purchaser, and the Purchaser will give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure could cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time, (b) any material failure of the Company or the Purchaser, as the case may be, or of any officer, director, employee, or agent of the Company or the Purchaser, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement, (c) any act, omission to act, event, or occurrence that, with notice, the passage of time, or otherwise, could result in a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as the case may be, and (d) any contingent liability of the Company for which it reasonably believes it will, with the passage of time or otherwise, become liable. No such notification will affect the representations or warranties of the parties or the conditions to the obligations of the parties under this Agreement.

     5.6    ACCESS TO INFORMATION.

            (a) From the date of this Agreement to the Effective Time, the Company will, and will cause its subsidiaries, officers, directors, employees, and agents upon reasonable notice to, afford to officers, employees, and agents of the Purchaser and its affiliates and the banks, other financial institutions, and investment bankers working with the Purchaser, and its respective officers, employees, and agents, complete access at all reasonable times to its officers, employees, agents, properties, books, records, and contracts, and will furnish the Purchaser and its affiliates and the banks, other financial institutions, and investments bankers working with the Purchaser, all financial, operating, and other data and information as they reasonably request.

            (b) The Purchaser will hold and will cause its directors, officers, agents, employees, consultants, and advisors to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of its legal counsel, by other requirements of law, all documents and information concerning the Company and its subsidiaries furnished to such persons in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by such persons from sources other than the Company, or its directors, officers, representatives or affiliates, (ii) in the public domain through no fault of such persons, or (iii) later lawfully acquired by such persons on a non-confidential basis from other sources who are not known by the Purchaser to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to the Purchaser by a contractual, legal, or fiduciary obligation) and will not release or disclose such information to any other person, except its directors, officers, agents, employees, consultants, and advisors, in connection with this Agreement who need to know such information. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and, if requested by or on behalf of the Company, the Purchaser will, and will use all reasonable efforts to cause its auditors, attorneys, financial advisors, and other consultants, agents, and representatives to, return to the Company or destroy all copies of written information furnished by the Company to the Purchaser or its agents, representatives, or advisors. It is understood that the Purchaser will be deemed to have satisfied its obligation to hold such information confidential if it exercises the same care as it takes to preserve confidentiality for its own similar information.

            (c) No investigation pursuant to this SECTION 5.6 will affect any representations or warranties of the parties in this Agreement or the conditions to the obligations of the parties to this Agreement.

     5.7 PUBLIC ANNOUNCEMENTS. The Purchaser on the one hand and the Company on the other hand will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Offer, or the other transactions contemplated by this Agreement, and will not issue any such press release or make any such public statement prior to such consultation except as may be required by law or the listing requirements of any securities exchange applicable to the Company, if any.

     5.8    OFFICERS' AND DIRECTORS' INDEMNIFICATION.

            (a) The Purchaser agrees that all rights to indemnification now existing in favor of the directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or bylaws and pursuant to the contracts listed on SCHEDULE 5.8 will to the extent such rights are in accordance with applicable law stay in effect in accordance with their respective terms.

            (b) In the event any action, suit, proceeding, or investigation relating to this Agreement or to the transactions contemplated by Agreement is commenced by a third party, whether before or after the Effective Time, the parties to this Agreement agree, subject to the fiduciary duties of the Directors of the Company and the Manager of the Purchaser, to cooperate and use all reasonable efforts to defend against and respond to such action, suit, proceeding, or investigation.

     5.9 EMPLOYEE OPTIONS. Except as set forth on SCHEDULE 5.9, as soon as practicable following the date of this Agreement, the Company will take such actions as are required to provide that each stock option to purchase Class A/B Shares outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, will be canceled immediately prior to the consummation of the Offer in exchange for an amount in cash payable at the time of such cancellation equal to the product of (x) the number of Class A/B Shares subject to such stock option and unexercised immediately prior to the consummation of the Offer and (y) the excess of the Per Share Price to be paid in the Offer over the per share exercise price pursuant to such stock option.

     5.10 OTHER ACTIONS BY THE COMPANY. If any "fair price," "moratorium," "control share acquisition," or other form of antitakeover statute, regulation, charter provision, or contract is or becomes applicable to the transactions contemplated by this Agreement, the Company and the members of the Board of Directors of the Company will use their reasonable efforts to grant such approvals and take such actions as are necessary under such laws, provisions, or contracts so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated by Agreement.

                                   ARTICLE VI
                                   [RESERVED]

                                  ARTICLE VII
                          TERMINATION; AMENDMENT; WAIVER

     7.1 TERMINATION. This Agreement may be terminated and the Offer may be abandoned at any time prior to the purchase of Class A Shares pursuant to the Offer:

            (a) by mutual written consent of the Purchaser and the Company;

            (b) by the Purchaser or the Company if any court of competent jurisdiction or other governmental body has issued a final order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the purchase of Class A Shares pursuant to the Offer and such order, decree, ruling, or other action is or has become nonappealable;

            (c) by the Purchaser if due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in ANNEX A, the Purchaser has (i) failed to commence the Offer within five business days following the date of the initial public announcement of the Offer, (ii) terminated the Offer, or (iii) failed to pay for the Class A Shares pursuant to the Offer by October 1, 1999;

            (d) by the Company if (i) there has not been a breach of any material representation, warranty, covenant, or agreement on the part of the Company, and the Purchaser has (A) failed to commence the Offer within five business days following the date of the initial public announcement of the Offer, (B) terminated the Offer, (C) failed to pay for the Class A Shares pursuant to the Offer by October 1, 1999; provided, that any termination pursuant to this clause C must be made by written notice irrevocably stating the intent of the Company to terminate this Agreement under this SECTION 7.1(d)(i)(C) delivered to the Purchaser by 12:00 noon, Dallas time, on October 1, 1999, or (ii) prior to the purchase of Class A Shares pursuant to the Offer, a person or group has made a bona fide offer that the Board of Directors of the Company by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties, after consultation with its financial advisors and based as to legal matters on the written opinion of legal counsel, is obligated by its fiduciary duties under applicable law to terminate this Agreement, provided that such termination under this clause (ii) will not be effective until payment of the fee required by SECTION 7.3(b);

            (e) by the Purchaser prior to the purchase of Class A Shares pursuant to the Offer, if (i) there has been a breach (which breach is not cured or not capable of being cured prior to the earlier of (A) ten days following notice to the Company by the Purchaser of such breach or (B) two business days prior to the expiration date of the Offer, as extended from time to time pursuant to the terms of this Agreement) of any representation or warranty on the part of the Company having a Company Material Adverse Effect or materially adversely affecting or delaying the ability of the Purchaser to consummate the Offer or the Company to effectuate the Reverse Split, (ii) there has been a breach (which breach is not cured or not capable of being cured prior to the earlier of (A) ten days following notice to the Company by the Purchaser of such breach or (B) two business days prior to the expiration date of the Offer, as extended from time to time pursuant to the terms of this Agreement) of any covenant or agreement on the part of the Company resulting in a Company Material Adverse Effect or materially adversely affecting or delaying the ability of the Purchaser to consummate the Offer or the Company to effectuate the Reverse Split, (iii) the Company engages in negotiations with any person or group (other than the Purchaser) that has proposed a Third Party Acquisition (as defined in SECTION 7.3) except to the extent permitted by SECTION 8.8; (iv) the Company enters into an agreement, letter of intent, or arrangement with respect to a Third Party Acquisition, (v) the Board has withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, this Agreement, or the Reverse Split or has recommended another offer, or has adopted any resolution to effect any of the foregoing, or (vi) the Minimum Condition has not been satisfied by the expiration date of the Offer and on or prior to such date (A) any person or group (other than the Purchaser) has made and not withdrawn a public announcement with respect to a Third Party Acquisition or (B) any person or group (including the Company or any of its affiliates) other than the Purchaser has become the beneficial owner of 9.9% (except in bona fide arbitrage transactions) or more of the Class A/B Shares; or

            (f) by the Company if (i) there has been a breach (which breach is not cured or not capable of being cured prior to the earlier of (A) ten days following notice to the Purchaser of such breach or (B) two business days prior to the expiration date of the Offer, as extended from time to time pursuant to the terms of this Agreement) of any representation or warranty on the part of the Purchaser that materially adversely affects (or materially delays) the consummation of the Offer or (ii) there has been a material breach (which breach is not cured or not capable of being cured prior to the earlier of (A) ten days following notice to the Purchaser of such breach or
(B) two business days prior to the expiration date of the Offer, as extended from time to time pursuant to the terms of this Agreement) of any covenant or agreement on the part of the Purchaser that materially adversely affects (or materially delays) the consummation of the Offer.

     7.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to SECTION 7.1, this Agreement will become void and have no effect, without any liability on the part of any party to this Agreement or its affiliates, directors, officers, or stockholders, other than the provisions of this SECTION 7.2 and SECTIONS 5.6(b), 5.8, and 7.3. Nothing contained in this SECTION 7.2 will relieve any party from liability for any breach of this Agreement. No termination of this Agreement will affect any Lockup and Voting Agreement except as provided in such Lockup and Voting Agreement.

     7.3    FEES AND EXPENSES.

     (a) In the event (A) the Purchaser terminates this Agreement pursuant to SECTIONS 7.1(e)(i) through (v) or (B) the Company is not at such time in material breach of this Agreement and terminates this Agreement pursuant to
SECTION 7.1(d)(ii), the Company will reimburse the Purchaser and its affiliates (not later than one business day after submission of statements together with reasonable documentation therefor) for all out-of-pocket fees and expenses actually incurred by any of them or on its behalf in connection with the Offer and the proposed consummation of all transactions contemplated by this Agreement (including, without limitation, costs of advertising, filing fees and fees payable to legal counsel, financial printers, financing sources, investment bankers, counsel to any of the foregoing, and accountants); provided, that in the event the Purchaser or its affiliates seek and obtain payment under this SECTION 7.3(a), the Company shall not be additionally liable for consequential or speculative damages arising from such termination.

     (b) If (i) (A) the Purchaser terminates this Agreement pursuant to SECTIONS 7.1(e)(i) through (v) or (B) if the Company terminates this Agreement pursuant to SECTION 7.1(d)(i)(C) and, within nine months after a termination pursuant to CLAUSE (A) or CLAUSE (B), the Company enters into an agreement, letter of intent, or binding arrangement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs or (ii) the Company terminates this Agreement pursuant to SECTION 7.1(d)(ii), then in either case the Company will reimburse, in cash, the Purchaser within one business day following the execution and delivery of such agreement or letter of intent or the entering into of such an arrangement or the occurrence of such Third Party Acquisition, as the case may be, or simultaneously with such termination pursuant to SECTION 7.1(d)(ii) for all out-of-pocket fees and expenses actually incurred by or on behalf of Purchaser in connection with the Offer and the proposed consummation of all the transactions contemplated by this Agreement (including, without limitation, costs of advertising, filing fees and fees payable to legal counsel, financial printers, financing sources, investment bankers, counsel to any of the foregoing, and accountants) not in excess of $100,000.

     For the purposes of this Agreement, "THIRD PARTY ACQUISITION" means the occurrence of any of the following events (i) the acquisition of the Company by merger or otherwise by any person or group other than the Purchaser, or any affiliate of the Purchaser (a "THIRD PARTY"); (ii) the acquisition by a Third Party of any substantial portion of the business or assets of the Company and its subsidiaries taken as a whole; (iii) the acquisition by a Third Party of 9.9% or more of the outstanding Class A Shares or Class B Shares from the Company or in a transaction or series of related transactions that results in a change of control of the Company; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the acquisition by the Company or any of its subsidiaries of more than 9.9% of the outstanding Class A Shares or Class B Shares.

            (c) Except as specifically provided in this SECTION 7.3 each party will bear its own expenses in connection with this Agreement and the transactions contemplated by this Agreement.

     7.4 AMENDMENT. This Agreement may not be amended except in an instrument in writing signed on behalf of all of the parties to this Agreement; provided, that, after purchase of the Class A Shares pursuant to the Offer, no amendment may be made to SECTION 5.8 without the consent of the indemnified persons.

     7.5 WAIVER. At any time prior to the Effective Time, any party to this Agreement may (i) subject to the second provision in SECTION 7.4, extend the time for the performance of any of the obligations or other acts of any other party or parties to this Agreement, (ii) subject to the provision contained in SECTION 7.4 of this Agreement, waive any inaccuracies in the representations and warranties contained in this Agreement by any other applicable party or in any documents, certificate, or writing delivered pursuant to this Agreement by any other applicable party, or (iii) subject to the provision contained in SECTION 7.4 of this Agreement, waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party to this Agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                 ARTICLE VIII
                                 MISCELLANEOUS

     8.1    SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS.   The
representations and warranties made in this Agreement will not survive beyond the Effective Time or the termination of this Agreement, as the case may be. No investigation made, or information received by, any party to this Agreement will affect any representation or warranty made by any other party to this Agreement. The covenants and agreements of the parties to this Agreement will survive in accordance with their terms.

     8.2 BROKERAGE FEES AND COMMISSIONS. The Company hereby represents and warrants to the Purchaser with respect to the Company and any of its subsidiaries, that except as disclosed in the Offer, and also except as disclosed in the Offer, the Purchaser hereby represents and warrants to the Company with respect to Purchaser or any of its subsidiaries that, no person is entitled to receive from the Company, the Purchaser or any of their subsidiaries, respectively, any investment banking, brokerage, or finder's fee or fees in connection with this Agreement or any of the transactions contemplated by this Agreement; notwithstanding the foregoing, all such fees to the Advisor paid by the Company and any of its subsidiaries shall not exceed $40,000.

     8.3 ENTIRE ASSIGNMENT; ASSIGNMENT. This Agreement, together with the Warrant, the Lock-Up and Voting Agreement, and all the Schedules and Annexes,
(a) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all other prior written agreements and understandings and all prior and contemporaneous oral agreements and understandings between the parties to this Agreement of any of them with respect to the subject matter of this Agreement and (b) will not be assigned by operation of law or otherwise, provided that the Purchaser may assign its rights and obligations under this Agreement to any direct or indirect subsidiary of the Purchaser, but no such assignment will relieve the assigning party of its obligations under this Agreement. Any purported assignment of this Agreement not made in accordance with this SECTION 8.3 will be null, void, and of no effect. No party to this Agreement has relied upon any representation or warranty, oral or written, of any other party to this Agreement or any of their officers, directors, or stockholders except for the representations and warranties contained in this Agreement and the Lock-Up and Voting Agreement.

     8.4 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect. Upon any final judicial determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement be consummated to the extent possible.

     8.5 NOTICES. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given when delivered in person, by cable, telegram or telex, facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     (a)    if to the Purchaser, to:

            GAP Capital, L.L.C.,
            a Texas limited liability company
            6310 Lemmon Avenue, Suite 202
            Dallas, Texas 75209
            Attn: Joe Pipes, Manager
            Fax: 214-350-9099

            with a copy to:

            Jackson Walker L.L.P.
            901 Main Street, Suite 6000
            Dallas, Texas 75202
            Attention: Jeffrey M. Sone
            Fax: 214-953-5822

     (b)    if to the Company, to:

            Mobley Environmental Services, Inc.
            111 Congress Avenue, Suite 1400
            Austin, Texas 78701
            Attention: John Mobley
            Fax: 512-479-1101

            with a copy to:

            Brown McCarroll & Oaks Hartline
            111 Congress Avenue, Suite 1400
            Austin, Texas 78701
            Attention: Howard V. Rose
            Fax: 512-479-1101

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address will be effective only upon receipt).

     8.6 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS.

     8.7 SPECIFIC PERFORMANCE. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties to this Agreement agrees that each of them will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court of the United States or any state having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

     8.8  OTHER POTENTIAL BIDDERS.

          (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage (including by way of furnishing information) the initiation of any inquires or proposals regarding a Third Party Acquisition (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"). Provided that the Company and the Board shall have complied with the first sentence of this SECTION 8.8(a), nothing contained in this SECTION 8.8(a) or any other provision of this Agreement shall prevent the Board if it determines in good faith, after consultation with, and the receipt of advice from, outside counsel, that it is required to do so in order to discharge properly its fiduciary duties, from considering, negotiating, approving and recommending to the stockholders of the Company an unsolicited bona fide written Acquisition Proposal which the Board of Directors of the Company determines in good faith (after consultation with its financial advisors and legal counsel) would result in a transaction more favorable to the Company's stockholders than the transaction contemplated by this Agreement (any Acquisition Proposal meeting such criterion being referred to herein as a "SUPERIOR PROPOSAL"). The Company acknowledges that the exercise of its rights under this SECTION 8.8 of this Agreement may result in payment obligations under SECTION 7.3 of this Agreement. Nothing therein shall prohibit the Company from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to any other tender offers.

          (b) The Company shall promptly, but in no event later than 24 hours, notify the Purchaser after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the proper books or records of the Company or any subsidiary by any person or entity that informs the Board that it is considering making or has made, an Acquisition Proposal. Such notice to the Purchaser shall be made orally and in writing and shall indicate in reasonable detail the identify of the Offer and the terms and conditions of such proposal, inquiry or contact.

          (c) If the Board receives a request for material nonpublic information by a Party who makes an unsolicited bona fide Acquisition Proposal and the Board determines that such proposal, if consummated pursuant to its term would be a Superior Proposal, then, and only in such case, the Company may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between the Company and the Purchaser, provide such party with access to information regarding the Company.

          (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than the Purchaser) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party.

          (e) The Company shall ensure that the officer, directors, and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section; and shall be responsible for any breach of this SECTION 8.8 by such bankers, advisors and representatives.

     8.9 DESCRIPTIVE HEADINGS, REFERENCES. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References in this Agreement to Sections, Annexes, and Schedules are references to the Sections, Annexes, and Schedules of this Agreement unless the context indicates otherwise.

     8.10 PARTIES IN INTEREST. This Agreement will be binding upon and inure solely to the benefit of each party to this Agreement, and, except as provided in SECTIONS 5.9 and 8.11, nothing in this Agreement, express or implied, is intended to confer upon any other person with rights to remedies of any nature whatsoever under or by reason of this Agreement.

     8.11 BENEFICIARIES. The Purchaser hereby acknowledges that SECTION 5.8 is intended to benefit the indemnified parties referred to in SECTION 5.8, any of whom will be entitled to enforce SECTION 5.8 against the Company.

     8.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement.

     8.13 [RESERVED].

     8.14 CERTAIN DEFINITIONS. For the purposes of this Agreement: (a) the term "SUBSIDIARY" means each person in which a person owns or controls, directly or through one or more subsidiaries, 50% or more of the stock or other interests having general voting power in the election of directors or persons performing similar functions or more than 50% of the equity interests; (b) the term "PERSON" will be broadly construed to include any individual, corporation, company, partnership, trust, joint stock, company, association, or other private or governmental entity; (c) the term "GROUP" has the meaning given in Section 13(d)(3) of the Exchange Act; (d) the term "AFFILIATE" has the meaning given in Rule 144(a)(1) under the Securities Act; and (e) the term "BUSINESS DAY" has the meaning given in Rule 14d-1(c)(6) under the Exchange Act.










                          [INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREFORE, each of the parties to this Agreement has caused this Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.


                                       GAP Capital, L.L.C.,
                                       a Texas limited liability company


                                       By: /s/ Joe Pipes
                                          ----------------------------------
                                            Joe Pipes,
                                            its Manager


Witness:


/s/ Carl R. Arbogast
--------------------------------

Name: Carl R. Arbogast
     ---------------------------

Title:
      --------------------------

                                       MOBLEY ENVIRONMENTAL SERVICES, INC.


                                       By: /s/ John Mobley
                                           ---------------------------------


                                       Name: John Mobley
                                             -------------------------------


                                       Title: Chairman
                                             -------------------------------


Attest:


--------------------------------

Name:
     ---------------------------

Title:
      --------------------------

                                    ANNEX A

     Terms used in this ANNEX A have the meanings ascribed to them in the Tender Offer Agreement dated as of June 4, 1999 (the "TENDER AGREEMENT")

     Notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) relating to the obligation of the Purchaser to pay for or return tendered Class A Shares promptly after the termination or withdrawal of the Offer) to pay for tendered Class A Shares, or may terminate or amend the Offer as provided in the Agreement or may postpone the acceptance for payment of, or payment for, Class A Shares (whether or not any other Class A Shares have been accepted for payment or paid for pursuant to the Offer) if prior to the expiration of the Offer
(i) the Minimum Condition has not been satisfied; or (ii) if at any time on or after the date of the Tender Agreement, and at any time before the time of acceptance for payment of any such Class A Shares, any of the following occurs:

            (a) any of the representations or warranties of the Company contained in the Tender Agreement is not true and correct at and as of any date prior to the expiration date of the Offer as if made at and as of such time, except for (i) failures to be true and correct as could not, individually or in the aggregate, reasonable expected to result in a Company Material Adverse Effect; or (ii) failures to comply as are capable of being and are cured prior to the earlier of (A) ten days after written notice from the Purchaser to the Company of such failure or (B) two business days prior to the expiration date of the Offer.

            (b) the Company has failed to comply with any of its obligations under the Tender Agreement, except for (i) failures to so comply as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; and (ii) failures to comply as are capable of being and are cured prior to the earlier of (A) ten days after written notice from the Purchaser to the Company of such failure or (B) two business days prior to the expiration date of the Offer;

            (c) the Board of Directors of the Company has withdrawn or modified in any respect adverse to the Purchaser its recommendation of the Offer or taken any position inconsistent with such, recommendation;

            (d) the Tender Agreement has been terminated in accordance with its terms;

            (e) the Company has reached an agreement with the Purchaser that the Offer be terminated or amended;

            (f) any state, federal, or foreign government or governmental authority has taken any action, or proposed, sought, promulgated, or enacted, or any state, federal, or foreign government or governmental authority or court has entered, enforced, or deemed applicable to the Offer or the transactions contemplated by the Agreement, any statute, rule, regulation, judgment, order, or injunction that is reasonably likely to (i) make the acceptance for payment of, the payment for, or the purchase of, some or all of the Class A/B Shares illegal or otherwise restrict, materially delay, prohibit consummation of, or make materially more costly, the Offer or the Reverse Split, (ii) result in a material delay in or restrict the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Class A/B Shares in the Offer or for the Company to effectuate the Reverse Split,
     (iii) require the divestiture by the Purchaser, or the Company or any of their respective subsidiaries or affiliates of all or any material portion of the business, assets, or property of any of them or any Class A/B Shares, or impose any material limitation on the ability of any of them to conduct their business and own such assets, properties, and Class A/B Shares, (iv) impose material limitations on the ability of the Purchaser to acquire or hold or to exercise effectively all rights of ownership of the Class A/B Shares, including the right to vote any Class A/B Shares acquired by either of them on all matters properly presented to the Stockholders of the Company, (v) impose any limitations on the ability of the Purchaser, or any of its respective subsidiaries or affiliates effectively to control in any material respect the business or operations of the Company, the Purchaser, or any of their respective subsidiaries or affiliates;

            (g) any change (or any condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses or franchises results of operations, or prospects of the Company or any of its subsidiaries, that could reasonably be expected to result in a Company Material Adverse Effect;

            (h) there has occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market or quotations for shares traded thereon as reported by the NASDAQ or otherwise, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on the extension of credit by any or other financial institutions, (v) after the date of the Agreement, an aggregate decline of at least 25% in the Dow Jones Industrial Average or Standard & Poor's 500 Index or a decline in either such index of 12 1/2% in any 24-hour period, or (vi) in the case of any of the occurrences referred to in clauses (i) through (iv) existing at the time of the commencement of the Offer, in the reasonable judgment of the Purchaser, a material acceleration or worsening thereof;

            (i) any person or group other than the Purchaser and its affiliates has entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Class A/B Shares or a merger, consolidation, or other business combination or acquisition with or involving the Company or any of its subsidiaries; or

            (j) any material approval, permit, authorization, consent, or waiting period of any domestic or foreign, governmental, administrative, or regulatory entity (federal, state, local, provincial or otherwise) has not been obtained or satisfied on terms satisfactory to the Purchaser in its sole discretion.

that, in the good faith judgment of the Purchaser, makes it inadvisable to proceed with the Offer or with such acceptance for payment of, or payment for, Class A Shares or to proceed with the Reverse Split.

     The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at an time and from time to time in its sole discretion (subject to the terms of the Agreement). The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed to waiver with respect to any other facts or circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.